FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
April 15, 2014	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy to Test Seventy Meter Gas Interval at Tuchola-4K Well
Reports Production Status on Fences Area Wells

Salt Lake City, April 15, 2014 – FX Energy, Inc. (NASDAQ: FXEN), reported that the Tuchola-4K well reached its primary objective, the lower Zechstein Ca1 formation at 2,740 meters, approximately 60 meters high to last year’s Tuchola-3K well.  The Tuchola-4K well was then cored  and drilled to 2,810 meters, its current depth, with strong gas shows observed throughout.  This 70 meter interval was then logged, showing gas saturation throughout.  The gas includes components up to C2 ethane and C3 propane.  Logs and cores both show very good porosity.

“The cores have visible intergranular porosity and extensive fracturing,” said Andy Pierce VP of Operations.  “The well logs show excellent porosity and gas saturation throughout the entire 70 meter zone.  Data from the Tuchola-4K well up to this point exceeds our expectations.”

The Company now plans to set 7” casing to the top of the Ca1, then run a drill stem test of the full 70 meter open interval.  Results of the drill stem test are expected in about one week.  Following the DST the well will be drilled to total depth in the Upper Devonian and logged.  If this zone encounters good reservoir properties it will also be tested.

The Tuchola-4K is an appraisal well of the Tuchola-3K discovery made in 2013.  In the area surrounding these wells the Company is evaluating 220 square kilometers of 3D seismic data to identify the next drill site.  FX Energy expects to start drilling another well later this year based on this seismic work.  The Tuchola wells are located in the Company’s 730,000 acre Edge License in north central Poland.  FX Energy operates and holds a 100% working interest.

FX Energy also reported on the status of the latest discoveries in the Fences License area.

Lisewo-2K
Testing of the Lisewo-2K well is complete and production is expected to begin in the third quarter of 2014.  The initial production rate from the well is planned at 3 million cubic feet of gas per day.

Komorze-3
The Komorze-3 well is currently producing approximately 350,000 cubic feet of gas per day.

Szymanowice-1
Syzmanowice-1 is undergoing remediation work to enhance production.  Additional information will be provided once the work is complete.

All three of these wells located in the Fences License area are 51% owned and operated by the Polish Oil and Gas Company (PGNiG).  FX Energy owns the remaining 49%.

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the US and Poland.  The Company’s main exploration and production activity is focused on Poland’s Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England.  The Company trades on the NASDAQ Global Market under the symbol FXEN.  Website www.fxenergy.com.

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FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements.  Forward-looking statements are not guarantees.  For example, exploration, drilling, development, construction or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability, or other things that are or may be beyond the control of the Company.  Operations that are anticipated, planned or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.

In carrying out exploration it is necessary to identify and evaluate risks and potential rewards.  This identification and evaluation is informed by science but remains inherently uncertain.  Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable.  Forward-looking statements about the size, potential or likelihood of discovery with respect to exploration targets are certainly not guarantees of discovery or of the actual presence or recoverability of hydrocarbons, or of the ability to produce in commercial or profitable quantities.  Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable.  Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy’s control.  Actual events or results may differ materially from the forward-looking statements.  For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s SEC reports or visit FX Energy’s website at www.fxenergy.com.